Exhibit 19.1

ATOSSA THERAPEUTICS, INC.
STATEMENT OF COMPANY POLICY ON
INSIDER TRADING AND DISCLOSURE

This memorandum sets forth the policy of Atossa Therapeutics, Inc. (the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) is designed to help prevent insider trading or the appearance of impropriety. It is your responsibility to understand and comply with this Insider Trading Policy. Please contact Steven C. Quay, President and Chief Executive Officer (the “Compliance Officer”), if you have any questions regarding the policy.

A.
To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to the Company’s directors, officers and employees (“Company Personnel”), and continues to apply following the termination of any such individual’s service to or employment with the Company until any material, nonpublic information such individual is aware of has become public or is no longer material. The same restrictions that apply to you also apply to all family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities (as defined below) are directed by you or are subject to your influence or control (collectively, “Family Members”), and corporations or other business entities over which you or your Family Members have the ability to influence or direct investment decisions concerning securities, and trusts for which you are a trustee or in which you have a beneficial or pecuniary interest (collectively, “Controlled Entities,” and together with Company Personnel and Family Members, “Insiders”). Unless otherwise indicated, all references to “you” in this policy should be read to include all of your Family Members and Controlled Entities. You are responsible for ensuring compliance with this Insider Trading Policy by all such persons affiliated with you.

All members of the Board of Directors, officers, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such officers, “Section 16 Officers”, and together with directors, “Section 16 Persons”) and certain employees who are so designated by the Compliance Officer from time to time (such designated employees, together with Section 16 Persons, and each of their respective Family Members and Controlled Entities, “Restricted Persons”) must also comply with the Company’s Special Trading Procedures for

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Restricted Persons (the “Trading Procedures”), which supplement and shall be deemed a part of this Insider Trading Policy. Subject to limited exceptions, the Trading Procedures require the pre-clearance of all transactions in the Company’s securities by Restricted Persons. You will be notified if you are required to comply with the Company’s Trading Procedures.

B.
What is Prohibited by this Insider Trading Policy?

Insiders are prohibited from trading in the securities of the Company while they are aware of material, nonpublic information about the Company or disclosing material, nonpublic information about the Company to others who may trade on the basis of that information. These activities are illegal and commonly referred to as “insider trading.”

Securities Subject to this Insider Trading Policy

This Insider Trading Policy applies to transactions, whether direct or indirect, in the Company’s securities, including its common stock, options to purchase common stock, restricted stock or restricted stock units or any other type of securities that Company may issue from time to time, including but not limited to preferred stock, convertible debentures and warrants, as well as derivative securities relating to the Company but that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (collectively, “Company securities”).

Application of this Insider Trading Policy to Company Counterparties

The principles discussed in this Insider Trading Policy also apply to, and Insiders are prohibited from trading or recommending that others trade in, the securities of a Company Counterparty when aware of material nonpublic information about the Company Counterparty or its securities obtained in the course of their employment or other involvement with the Company. A “Company Counterparty” means another public company with which the Company has a preexisting or prospective relationship, such as the Company’s customers, suppliers, contract research, manufacturing, licensing or other collaboration partners, companies in which the Company has an investment or a firm with which the Company is negotiating a major transaction, such as a joint venture, licensing transaction, collaboration arrangement or material acquisition or disposition.

Prohibited Activities

When you are aware of material, nonpublic information about the Company, you are prohibited from the following activities:

•
buying, selling, gifting or otherwise transacting in the Company’s securities;
•
having others trade for you in the Company’s securities;
•
giving trading advice of any kind about the Company except that you should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy; and

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•
disclosing material, nonpublic information about the Company to anyone else, including family members (these practices are known as “tipping”).

As noted above, these prohibitions also apply to your Family Members and Controlled Entities. Persons with whom you have a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to you; therefore, special care should be taken so that material, nonpublic information is not disclosed to such persons. This policy does not restrict legitimate business communications on a “need to know” basis. Material, nonpublic information however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.

For purposes of this Insider Trading Policy, references to references to “trading,” “transact” and “transactions” include, among other things:

•
purchases and/or sales of securities in public markets;
•
sales of securities obtained through the exercise of stock options or vesting of other equity awards granted by the Company;
•
making gifts of securities; and
•
using securities to secure a loan.

Transactions in mutual funds that are invested in Company securities are not transactions subject to this policy as long as (a) the Insider does not control the investment decisions on individual stocks within the fund and (b) Company securities do not represent a substantial portion of the assets of the fund.

Exceptions

The trading prohibitions and restrictions set forth in the Insider Trading Policy do not apply to the following transactions:

1.
Exercise of Stock Options. The exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash if (a) no shares are to be sold to third parties or (b) there is only a “net exercise” (defined as the Company withholding shares to satisfy your tax obligations or to cover the exercise price or equivalent). The sale of securities acquired upon the exercise of an option to purchase Company securities, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option are subject to all of the requirements of the Insider Trading Policy.
2.
Net Settlement of Restricted Stock and Restricted Stock Units. The withholding by the Company of shares upon vesting of restricted stock or restricted stock unit awards to satisfy applicable tax withholding requirements pursuant to the Company’s equity incentive plans and agreements.

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3.
Certain Sell to Cover Transactions for Restricted Stock and Restricted Stock Units. “Sell to cover” transactions involving a sale of shares of common stock directed by the Company in its sole discretion in order to cover the Company’s or such individual’s or entity’s withholding tax obligations in connection with the grant, vesting or settlement of restricted stock or restricted stock unit awards pursuant to the Company’s equity incentive plans and agreements.
4.
Vesting. The vesting of Company stock options, restricted stock, restricted stock units or other equity incentive awards according to their terms.
5.
Certain Transfers. Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account that you control).
6.
Registered Public Offering. Sales of Company securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws.
7.
Certain Purchases. Other purchase of Company securities from the Company or sale of Company securities to the Company in accordance with applicable securities and state laws.
8.
Pre-Approved Rule 10b5-1 Plans. Trades pursuant to a pre-approved Rule 10b5-1 Plan established pursuant to the procedures in the Trading Procedures.

To the extent applicable and such elections are permitted, your elections regarding participation in “net exercise,” “net settlement” or “sell to cover” transactions, including changes from any defaults established by the Company, may only be made when you are not subject to a blackout period and are not aware of material, nonpublic information.

These prohibitions continue whenever and for as long as you are aware of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Company Transactions

From time to time, the Company may engage in transactions in its own securities, including share issuances and repurchases. The Company’s practices with respect to share issuances and repurchases, which are overseen by the Finance department in consultation with counsel (and approved by the Board of Directors or appropriate committee, if required), are designed to promote compliance with applicable insider trading and other securities laws, rules, regulations and listing standards. Transactions pursuant to equity-based compensation arrangements are conducted in accordance with the terms of the relevant plans and agreements.

Definition of Material, Nonpublic Information

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This Insider Trading Policy prohibits you from trading in the Company’s securities if you are aware of information about the Company that is both “material” and “nonpublic.”

What is “Material” Information?

Information is “material” if there is a likelihood a reasonable investor would consider such information important in making an investment decision to buy, hold or sell securities, or if the disclosure of the information could reasonably be expected to alter the total mix of information in the marketplace about the Company. There is no bright‐line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. In general, material information is any information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

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financial performance and operating results;
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financial projections, estimates and forecasts, including of future earnings or losses, or other earnings guidance;
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earnings or revenue that are inconsistent with the consensus expectations of the investment community, including knowledge of changes of research analyst views or ratings;
•
potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•
clinical enrollment status and results of clinical trials (including interim results), status of pre-clinical or clinical studies or achievement or non-achievement of certain clinical milestones;
•
approval, disproval or other regulatory action related to the Company’s products by a regulatory agency (such as the Food and Drug Administration);
•
new discoveries or significant changes or developments in products or product candidates (including new targets or indications), research or technologies;
•
exclusive license, patent filings, issuances or other significant patent or intellectual property developments;
•
changes in research or business strategies;
•
pending, proposed or contemplated mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•
information about pending, proposed or contemplated transactions, business plans, financial restructurings or significant expansions or contractions of operations;
•
negotiations regarding an important license, distribution agreement, joint venture or collaboration agreement;
•
significant product pricing or reimbursement changes;

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•
significant cybersecurity incidents, events or risks that affect the Company or third‐party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software, and data breach incidents that may disclose personal, business or other confidential information;
•
product recalls;
•
the interruption of production or other aspects of the Company’s business as a result of an accident, fire, natural disaster, public health emergency or breakdown of labor negotiations;
•
major environmental incidents;
•
changes in management or the Board of Directors;
•
institution of, or developments in, actual or threatened litigation or governmental investigations or major developments in such matters;
•
developments regarding products, customers, suppliers, manufacturers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•
changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
•
changes in control or sale of all or part of the Company’s business, including potential partnerships;
•
potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies;
•
bankruptcies or receiverships;
•
information about Company affiliates and Company Counterparties; and
•
the imposition of a trading “blackout” by the Company on transactions in Company securities or the securities of a Company Counterparty.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities. The mere fact that a person is aware of material, nonpublic information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the material, nonpublic information. If you have questions regarding specific transactions, please contact the Compliance Officer.

What is “Nonpublic” Information?

Information is “nonpublic” if it has not been disseminated in a manner making it generally known by or available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who is aware of material, nonpublic information

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can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information.

For example, if the Company announces material information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Friday. The fact that rumors, speculation or statements attributed to unidentified sources are public is insufficient to be considered “generally available to the public” even when the information is accurate.

C.
Are there any Restrictions on the Use of Electronic Bulletin Boards, Internet Chat Rooms or Websites or Participation in Expert Networks?

While the Company encourages its stockholders and potential investors to obtain as much information as possible about the Company, the Company believes that information should come from its publicly-filed SEC reports, press releases and external website or from a designated Company spokesperson, rather than from speculation or unauthorized disclosures by the Company’s directors, officers or employees. In addition, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to promote the accuracy and consistency of the information the Company discloses. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk to the Company, as well as to the individual responsible for the communication, of civil and criminal liability.

In addition, electronic bulletin boards, chat rooms and other electronic discussions about companies and their business prospects on the Internet have become common. Inappropriate communications disseminated on the Internet may pose an inherently greater risk due to the size of the audience they can reach. These forums have the potential to move a stock price significantly, and very rapidly – yet the information disseminated through electronic bulletin boards and chat rooms often is unreliable, and in some cases, may be deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving electronic bulletin boards and chat rooms. You may encounter information about the Company on the Internet that you believe is harmful or inaccurate, or other information that you believe is true or beneficial for the Company. Although you may have a natural tendency to deny or confirm such information on an electronic bulletin board or in a chat room, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to you and/or to the Company.

The Company is committed to preventing inadvertent disclosures of material, nonpublic information, preventing unwitting participation in Internet-based securities fraud, and

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avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Insider Trading Policy prohibits you from discussing material, nonpublic information about the Company with anyone, including other employees, except as required in the performance of your duties. You should not under any circumstances provide information or discuss matters involving the Company with the news media, any broker-dealer, analyst, investment banker, investment advisor, institutional investment manager, investment company or stockholder, even if you are contacted directly by such persons, without express prior authorization. This restriction applies whether or not you identify yourself as associated with the Company. You should refer all such contact or inquiries to the Compliance Officer.

In addition, you are prohibited from participating as an “expert,” consultant, advisor and/or in any capacity for an “expert network” and/or any other outside firm that compensates individuals for speaking with investors and other investment professionals. This prohibition is designed to protect the Company, its stockholders and you. Indeed, United States criminal authorities and the SEC have prosecuted numerous public company employees who received monetary compensation by expert networks to speak with investors and disclose confidential company information that investors then used for trading purposes.

This Insider Trading Policy also prohibits you from making any comments or postings about the Company on any Internet bulletin boards, chat rooms or websites, or responding to comments or postings about the Company’s business made by others. This restriction applies whether or not you identify yourself as associated with the Company.

D.
What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

The prohibition against trading while you are aware of material, non-public information is absolute and unconditional. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC pursues insider trading violations vigorously. For example, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

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disgorgement of the profit gained or loss avoided by the trading;
•
payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•
payment of criminal penalties of up to $5,000,000;

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•
payment of civil penalties of up to three times the profit made or loss avoided; and
•
imprisonment for up to 20 years.

The Company may also be required to pay civil penalties of up to the greater of $1,000,000 or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination for cause. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E.
Does the Company have any Other Policies Regarding Confidential Information?

The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.

F.
How Do You Report a Violation of this Insider Trading Policy?

If you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any Insider, you must report the violation immediately to the Compliance Officer. However, if the conduct in question involves the Compliance Officer, you should report the matter to the Chairman of the Audit Committee.

G.
Is This Insider Trading Policy Subject to Modification?

The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures that it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information.

* * * * *

Your failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of your employment or service relationship with the Company for cause.

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ATOSSA THERAPEUTICS, INC.

SPECIAL TRADING PROCEDURES FOR RESTRICTED PERSONS

To help promote compliance with federal and state securities laws governing insider trading, the Company has adopted these Special Trading Procedures for Restricted Persons (the “Trading Procedures”) as an addendum to the Company’s Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). These Trading Procedures are in addition to and supplement the Company’s Insider Trading Policy, which applies to all Company Personnel. Terms used in these Trading Procedures without definition have the meanings set forth in the Insider Trading Policy.

A.
SCOPE

These Trading Procedures are applicable to all Restricted Persons.

Restricted Persons are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by their Family Members and Controlled Entities. Unless the context otherwise requires, references to “Restricted Persons” in these Trading Procedures refer collectively to Restricted Persons and their Family Members and Controlled Entities.

The special trading restrictions set forth in these Trading Procedures continue to apply to Restricted Persons following the termination of any such Restricted Person’s service to or employment with the Company until any material, nonpublic information possessed by such Restricted Person has become public or is no longer material.

B.
SPECIAL TRADING RESTRICTIONS APPLICABLE TO RESTRICTED PERSONS

Please see the Insider Trading Policy for a description of prohibited activities applicable to all Company Personnel, including Restricted Persons and a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information. Restricted Persons who are unsure whether the information that they possess is material or nonpublic should consult the Compliance Officer for guidance. In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, Restricted Persons are subject to the following special trading restrictions:

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1. No Trading While in a Blackout Period

From time to time, due to certain developments (such as a significant event or transaction) during which there may exist material, nonpublic information about the Company or a Company Counterparty, the Company may implement special blackout periods during which the Company may notify particular individuals that they should not transact in Company securities or the securities of a Company Counterparty, as applicable (subject to the exceptions set forth in the Insider Trading Policy or pursuant to a pre-approved Rule 10b5-1 Plan). If you are subject to a special blackout period, you should not trade in the applicable company’s securities during such time and you should not disclose to others the fact that you are prohibited from trading, as the existence of a special blackout period may, itself, be deemed material, nonpublic information. These special blackout periods, which may vary in length, will be determined by the Compliance Officer and be communicated to the appropriate personnel via e-mail. Termination of a blackout period will also be communicated to the appropriate personnel via e‑mail.

However, it is not the Company’s policy to impose special blackout periods every time that material, nonpublic information exists or every time that a Restricted Person may be in the possession of material, nonpublic information. Thus, the absence of a special blackout period should not be interpreted as permission to trade. In addition, you must pre-clear transactions even if you initiate them while a blackout period is not in place.

Even if a special blackout period is in place, you may exercise Company stock options if no shares are to be sold – you may not, however, effect sales of stock issued upon the exercise of stock options (including broker-assisted cashless exercises). Generally, all pending purchase and sale orders regarding Company securities must be executed or cancelled before a special blackout period is implemented so as to avoid any transactions during such period.

In light of these restrictions, if you expect a need to sell Company stock at a specific time in the future, including executing sales to satisfy tax withholding obligations in connection with the exercise of stock options, vesting of restricted stock or settlement of restricted stock units in the future, you may wish to consider entering into a pre-approved Rule 10b5-1 Plan (as discussed below).

2. All Trades Must be Pre-Cleared by the Compliance Officer.

No Restricted Person may effect any purchase, sale, gift or other trading in Company securities (including a stock option exercise) unless the transaction has been (1) approved in advance by the Compliance Officer in accordance with the procedures set forth below or (2) effected in compliance with a pre-approved Rule 10b5-1 Plan (as defined below). The Compliance Officer will review and either approve or prohibit all proposed trades by Restricted Persons in accordance with the procedures set forth in Section C below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from the Chairman of the Audit Committee. If you are unable to contact the Compliance Officer, or if you do not feel you can discuss the matter with the Compliance Officer, you may contact the Chairman of the Audit Committee, who shall be the alternate Compliance Officer (the Compliance Officer and the alternate Compliance Officer are collectively referred to as the “Compliance Officer” in these Trading Procedures). This

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pre-clearance policy applies to Restricted Persons even if they are initiating a transaction while a blackout period is not in place.

3. No Short Sales.

No Restricted Person may at any time sell any securities of the Company that are not owned by such Restricted Person at the time of the sale (a “short sale”).

4. No Hedging or Purchases or Sales of Derivative Securities

No Restricted Person may engage in hedging transactions (such as “cashless” collars, forward sales, equity swaps and other similar arrangements) or buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities..

5. No Company Securities Subject to Margin Calls.

No Restricted Person may use the Company’s securities as collateral in a margin account.

6. No Pledges Without Pre-Approval.

No Restricted Person may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee. Any request for approval of such a pledge by a Restricted Person must be submitted to the Audit Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge. Any such request submitted by a Restricted Person will be considered by the Audit Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.

7. No Short Term Trading.

No Restricted Person may engage in short-term trading (generally defined as selling Company securities within six months following a purchase).

C.
PRE-CLEARANCE PROCEDURES

No Restricted Person may trade in Company securities until:

•
The Restricted Person has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form, which will be provided by the Compliance Officer upon request. In order to provide adequate time for review and for the preparation of any required reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;

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•
The Restricted Person has certified to the Compliance Officer in writing prior to the proposed trade(s) that: (a) the Restricted Person is not aware of material, nonpublic information concerning the Company; and (b) to the Restricted Person’s knowledge, the proposed trade(s) does not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act of 1933, as amended; and
•
The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Restricted Person from, the consequences of prohibited insider trading.

Additional Information. Restricted Persons shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of the request to trade by the Compliance Officer.

No Obligation to Approve Trades. The Compliance Officer is not obligated to approve any trade requested by a Restricted Person. The Compliance Officer may reject any trading request at his or her reasonable discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. If a Restricted Person requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason. If a proposed transaction is not approved, the Restricted Person may not transact in Company securities and should not inform anyone within or outside of the Company of the restriction.

Completion of Trades. After receiving written clearance to engage in a trade signed by the Compliance Officer, a Restricted Person must complete the proposed trade within two (2) business days or make a new trading request. Please note that the trade may not be executed if the Restricted Person acquires material, nonpublic information concerning the Company during that time.

Post-Trade Reporting. Any transactions in the Company’s securities by a Restricted Person (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form on the same day in which such a transaction occurs. Compliance by Section 16 Persons with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

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Each report a Restricted Person makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Restricted Person’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

D.
RULE 10b5-1 PLANS

Transactions effected pursuant to a pre-approved Rule 10b5-1 Plan will not be subject to the Company’s pre-clearance procedures set forth in Section C above, and Restricted Persons are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Restricted Persons to establish arrangements to trade in Company securities, even when they are aware of material, nonpublic information. Under these Trading Procedures, the adoption, amendment, modification or termination of a Rule 10b5-1 Plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Plans,” including applicable pre-clearance procedures. Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Compliance Officer.

The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she reasonably determines that such plan does not satisfy the requirements of Rule 10b5-1. The Compliance Officer may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If the Compliance Officer does not approve a Restricted Person’s Rule 10b5-1 Plan, such Restricted Person must adhere to the pre-clearance procedures set forth above until such time as a Rule 10b5-1 Plan is approved.

Because the SEC rules on trading plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a Rule 10b5-1 Plan.

E.
ACKNOWLEDGMENT

In addition to the Company’s Insider Trading Policy, these Trading Procedures will be delivered to all current Restricted Persons and to all new Restricted Persons at the start of their employment or relationship with the Company or designation as a Restricted Person. Upon first receiving a copy of these Trading Procedures, each Restricted Person must acknowledge that he or she has received a copy and agrees to comply with the terms of these Trading Procedures and the Insider Trading Policy. Such Restricted Person shall return the acknowledgment attached hereto within ten (10) days of receipt to the Compliance Officer. This will include an acknowledgment that the Company may impose sanctions for violation of the Insider Trading

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Policy or these Trading Procedures and may issue any necessary stop-transfer orders to the Company’s transfer agent to promote compliance.

Restricted Persons will be required periodically, upon the Company’s request, to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications).

Failure to observe these Trading Procedures and the Insider Trading Policy could lead to significant legal issues, and could have other serious consequences, including termination of employment for cause. Questions regarding these Trading Procedures or the Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

RECEIPT AND ACKNOWLEDGMENT

I hereby acknowledge that I have received, read, understand, and agree to comply with, the Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) and the Special Trading Procedures for Restricted Persons (the “Trading Procedures”) of Atossa Therapeutics, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Family Members and Controlled Entities.” I understand that violation of SEC regulations may subject me to severe civil and/or criminal penalties. I also understand and agree that I may be subject to sanction, including termination of employment, which may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy or the Trading Procedures, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy or the Trading Procedures.

Date: Signature: ___________________________

Name: ___________________________

Title: ___________________________

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Seattle, WA 98125

APPENDIX A

Atossa Therapeutics, Inc. Guidelines for Rule 10b5-1 Plans

As discussed in the Trading Procedures, Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability. In order to be eligible to rely on this affirmative defense, you must enter into a Rule 10b5-1 Plan for transactions in Company securities that meets certain conditions specified in Rule 10b5‑1, including the guidelines set forth below. These guidelines generally do not apply to any transactions that are intended to constitute “non-Rule 10b5-1 trading arrangements” within the meaning of SEC rules. Capitalized terms used in these guidelines without definition have the meaning set forth in the Insider Trading Policy or Trading Procedures.

These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Compliance Officer will interpret and administer these guidelines for compliance with Rule 10b5-1, the Insider Trading Policy and the Trading Procedures. No personal legal or financial advice is being provided by the Compliance Officer or other members of the Company regarding any Rule 10b5-1 Plan or proposed trades. You remain ultimately responsible for ensuring that your Rule 10b5-1 Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that you consult with your own attorney or other advisor about any contemplated Rule 10b5-1 Plan. Note that for any Section 16 Persons, the Company is required to disclose the material terms of his or her (and any Family Members’ and Controlled Entities’) Rule 10b5-1 Plan, other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Plan is adopted or terminated or modified (as described below).

1.
Pre-Clearance Requirement. The Rule 10b5-1 Plan must be submitted for pre-approval in advance to the Compliance Officer (or, in the case of the Compliance Officer, to the Chief Financial Officer) at least five trading days prior to the entry into the plan in accordance with the procedures set forth in the Trading Procedures and these guidelines. The Company may require that you use a standardized form of Rule 10b5-1 Plan.
2.
Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5‑1 Plan must be adopted at a time:
•
when you are not aware of any material, nonpublic information; and
•
when you are not subject to a blackout period.
3.
Plan Instructions. Any Rule 10b5-1 Plan must be in writing, signed and either:
•
specify the amount, price and date of the sales (or purchases) of Company securities to be effected;
•
provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or

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Seattle, WA 98125

•
delegate decision-making authority with regard to these transactions to a broker or other agent without any material, nonpublic information about the Company or its securities.

For the avoidance of doubt, you may not subsequently influence how, when or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Plan.

4.
No Hedging. You may not have entered into or alter a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Plan is in effect.
5.
Good Faith Requirements. You must enter into the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5‑1 under the Exchange Act. You must act in good faith with respect to the Rule 10b5-1 Plan for the entirety of its duration.
6.
Certifications for Section 16 Persons. Section 16 Persons and their Family Members and Controlled Entities that enter into Rule 10b5-1 Plans must certify that they are: (1) not aware of any material, nonpublic information about the Company or the Company securities; and (2) adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act.
7.
Cooling Off Periods. The first trade under the Rule 10b5-1 Plan may not occur until the expiration of a cooling-off period as follows:
•
For Section 16 Persons (as well as their Family Members and Controlled Entities), the later of (1) two business days following the filing of the Company’s Form 10‑Q or Form 10‑K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
•
For other Insiders, 30 days after adoption of the Rule 10b5-1 Plan.
8.
No Overlapping Rule 10b5-1 Plans. You may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions). Please consult with the Compliance Officer for any questions regarding overlapping Rule 10b5-1 Plans.
9.
Single Transaction Plans. You may not enter into more than one Rule 10b5-1 Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.
Modifications and Terminations. Modifications/amendments and terminations of an existing Rule 10b5-1 Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any

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modification/amendment to the amount, price or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Plan (a “Material Modification”) will be deemed to be a termination of the current Rule 10b5-1 Plan and creation of a new Rule 10b5-1 Plan. As such, the modification/amendment of an existing Rule 10b5‑1 Plan must be reviewed and approved in advance by the Compliance Officer in accordance with the pre-clearance procedures set forth in the Trading Procedures and these guidelines, and any Material Modification will be subject to all the other requirements set forth in these guidelines regarding the adoption of a new Rule 10b5-1 Plan.

The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Plan must be reviewed and approved in advance by the Compliance Officer in accordance with the pre-clearance procedures set forth in the Policy and these guidelines. Except in limited circumstances, the Compliance Officer will not approve the termination of a Rule 10b5-1 Plan unless:

•
you are not aware of any material, nonpublic information; and
•
you are not subject to a blackout period.

10202 5th Avenue NE Suite 200

Seattle, WA 98125